Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TCF Financial Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-232886), Form S-4 (No. 333-252517) and Form S-8 (Nos. 33-10546, 33-41774, 33-44208, 333-136692, 333-140897, 333-144403, 333-153573, 333-158335, 333-161779, 333-161780, 333-168824, 333-173831, 333-183325, 333-187725, 333-192600, 333-202349, 333-206720, 333-209962, 333-224665 and 333-224666) of Huntington Bancshares Incorporated of our reports dated February 26, 2021, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries (the “Corporation”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports are included in the Form 8-K of Huntington Bancshares Incorporated.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP

Detroit, Michigan

April 30, 2021